Exhibit 10.22

House Rental Contract

Lessor (hereinafter referred to as Party A): Wei Shimu

Lessee (hereinafter referred to as Party B): Fujian Min Dong Hong Tea Technology Co., Ltd.

In accordance with the Contract Law of the People’s Republic of China and relevant regulations, to clarify the rights and obligations of both parties,

After mutual consultation and agreement, this contract is signed.

1: Party B rents the house located at 48 Xianyu Road, Zherong County, Ningde City, Fujian Province from Party A;

2: The lease term is five years, from April 10, 2023 to April 9, 2028.

3: The rent is RMB 82,000 (eighty-two thousand yuan) per year. During the lease period, Party B shall bear various taxes and fees incurred by the rental of the house.

4: During the lease period, Party B shall not engage in illegal business activities or activities prohibited by national laws and regulations. Party B shall take appropriate preventive measures and use electricity safely. If Party B fails to manage properly and causes economic losses to Party A due to fire, water damage, etc., Party B shall be responsible for compensation (except for reasons related to the house itself or force majeure).

5: During the lease period, Party B shall keep the structure and facilities of the house intact. Without the consent of Party A, Party B shall not make any changes. If changes are needed, Party B shall bear the cost. Party B shall be responsible for repairing any damage caused to the facilities during the lease period. Water and electricity charges and all expenses incurred by Party B’s business during the lease period shall be paid by Party B according to regulations. Party B shall settle all outstanding fees when the lease ends.

6: Without the permission of Party A, Party B shall not sublet to others during the lease period. After the contract expires, if Party A continues to rent the house, Party B has the right of first refusal. Party B shall declare one month before the contract expires whether to renew the lease. If Party B continues to rent, both parties shall renegotiate the lease matters and sign a new contract.

7: If Party A needs to sell the house for other reasons during the contract period, Party A shall notify Party B in writing three months in advance. Under equal conditions, Party B has the right of first refusal to purchase the house.

8: If the house is damaged or causes losses to both parties due to irresistible reasons, neither party shall be held responsible.

9: Any other matters shall be resolved through mutual consultation.

10: This contract becomes effective after being signed by both parties and shall be complied with by both parties. Two copies of the contract are made, and each party holds one copy.

Party A:/s/Wei Shimu

Party B:/seal/Fujian Min Dong Hong Tea Technology Co., Ltd.

Signing date: April 10, 2023